Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement, dated effective as of August 1, 2010, is between Allis-Chalmers Energy Inc. (the “Company”) and Victor M. Perez (“Executive”).
R E C I T A L S:
A. Executive is currently employed by the Company pursuant to an Amended and Restate Employment Agreement dated August 5, 2009 (the “Existing Employment Agreement”) which terminates on August 3, 2011;
B. The Company wishes to continue to employ Executive, and Executive desires to continue employment with Company by entering into a written agreement to specify the terms and conditions of Executive’s continued and future employment with the Company;
C. Executive is to be employed as Chief Financial Officer of the Company.
D. The Company considers the maintenance of a sound management team for the Company, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;
E. The Company recognizes that the possibility of and potential for a “Change in Control,” as defined herein, may result in the departure or distraction of members of the Company’s management team, to the detriment of the Company and its stockholders; and
F. The Company has determined that appropriate steps should be taken to obtain and retain the continued attention and dedication of certain selected members of the Company’s management team to their assigned duties without the distraction arising from the possibility of a change in control of the Company.
NOW, THEREFORE, in consideration of Executive’s past and future employment with Company and other good and valuable consideration, the parties agree as follows:
Section 1. Definitions. As used in this Agreement, the following terms will have the following meanings:
(a) Agreement refers to this Executive Employment Agreement.
(b) Board of Directors means the board of directors of the Company.
(c) Cause has the meaning ascribed to it in Section 7(a)(ii).
(d) Change in Control means:
(i) The acquisition after the date hereof by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in each case, other than an Excluded Person, of ownership of a majority of either: (i) the then outstanding shares of Common Stock (“Outstanding Common Stock”) of the Company; or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”);

(ii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, either (1) immediately following such reorganization, merger or consolidation, a majority of the then outstanding shares of common voting securities of the entity resulting from such reorganization, merger or consolidation and a majority of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or similar governing persons) are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such reorganization, merger or consolidation, or (2) a majority of the members of the board of directors (or similar governing body) of the entity resulting from such reorganization, merger or consolidation were members of the Board of Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
(iv) The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, other than by way of a merger or consolidation and other than to a third party, with respect to which following such sale or other disposition, a majority of the then outstanding shares of common stock of such third party and a majority of the combined voting power of the then outstanding voting securities of such third party entitled to vote generally in the election for directors (or similar governing persons) are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such sale or other disposition.
Notwithstanding the foregoing, in any circumstance in which the foregoing definition of “Change in Control” would be operative and with respect to which the income tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the transaction and the compensation so affected, a transaction or related transactions that constitute a “Change in Control” (as defined above) and that also constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(e) Code means the Internal Revenue Code of 1986, as amended.
(f) Common Stock means the common stock, $.01 par value of the Company.
(g) Company means Allis-Chalmers Energy Inc., including any successor to Allis-Chalmers Energy Inc.
(h) Confidential Information has the meaning ascribed to it in Section 9(b).
(i) Constructive Termination means the termination of Executive’s employment with the Company by resignation if:
(i) a Good Reason occurs or exists,
(ii) Executive gives written notice to the Company of that Good Reason within ninety (90) days of its initial occurrence or existence (or the date Executive becomes aware of such Good Reason, if later),
(iii) the Company fails to cure that Good Reason within thirty (30) days of the date of Executive’s written notice of the Good Reason, and
(iv) Executive resigns from the employment of the Company and,
(1) where the Good Reason is defined in Section 1(n)(i) and such Good Reason occurs within 6 months after a Change in Control, the effective date of such resignation is after (but not more than 6 months after) the end of the 30-day cure period referred to in Section 1(i)(iii), and (unless otherwise agreed to in writing by Executive and Company) no sooner than 6 months after the date of a Change in Control and
(2) in all other cases, the effective date of such resignation is, after (but not more than 6 months after) the end of the 30-day cure period referred to in Section 1(i)(iii).
(j) Disability with respect to Executive shall be deemed to exist if the Executive either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
(k) Executive refers to Victor M. Perez.
(l) Existing Agreement refers to the employment agreement between Executive and the Company identified in the recitals to this Agreement.

(m) Excluded Person means any Person who beneficially owns more than 10% of the outstanding shares of Allis-Chalmers at any time prior to the date hereof.
(n) Good Reason means, with respect to a Constructive Termination, any of the following to which the Executive did not consent in writing:
(i) the Company demotes or assigns Executive to a lesser position, as measured by title, responsibility, prestige, authority, duties, or reporting relationship, that is not consistent with the highest position held by Executive with Company at any time during Executive’s employment with Company after the date hereof, or any action or inaction, which results in a diminution in such position, authority, duties or responsibilities;
(ii) the Company decreases Executive’s compensation, or any element thereof, below the highest level in effect at any time during Executive’s employment with Company or reduces Executive’s benefits and perquisites below the highest levels in effect at any time during Executive’s employment with Company (other than as a result of any routine amendment or termination of any executive, group, or other benefit plan or program, which amendment or termination is applicable to all participants in said plan or program);
(iii) the Company requires Executive to relocate to a principal place of business more than 50 miles from the principal place of business occupied by Company on the date hereof; or
(iv) the Company breaches any other material term of this Agreement.
(o) Inventions has the meaning ascribed to it in Section 8(a).
(p) Salary has the meaning ascribed to it in Section 5(a).
(q) Separation Payment Period means the period of one year following the date of the Executive’s Termination of employment pursuant to Section 7(a)(iii), unless such termination occurs within the 18-month period beginning on the date of a Change in Control, in which case it means two years following the date of such termination.
(r) Separation Payments has the meaning ascribed to it in Section 7(b)(ii).
Section 2. Employment. Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth. The Existing Employment Agreement is hereby terminated and superseded by this Agreement, effective as of the date hereof.
Section 3. Duties. Executive shall be employed as the Chief Financial Officer and shall report directly to the Chief Executive Officer of the Company. Executive agrees to devote such time as is necessary to perform his duties attendant to his executive position with the Company, in a manner consistent with Executive’s employment prior to the date hereof. Executive shall be allowed to engage in other activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Company.

Section 4. Term. The term of employment of Executive hereunder shall commence on the date of this Agreement and shall terminate at 11:59 p.m. on August 1, 2012; unless previously terminated under Section 7 of this Agreement, or unless said term is extended, in writing, by the Executive and Company.
Section 5. Compensation and Benefits. In consideration for the services of Executive hereunder, Company shall compensate Executive as follows (except as set forth herein, Executive acknowledges payment in full of all amounts due to him for services rendered prior to the date hereof):
(a) Salary. Company shall pay Executive, semi-monthly in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $315,000.00 per annum less applicable statutory deductions and withholdings (the “Salary”) payable in accordance with the Company’s regular payroll procedures currently in effect. Any increase in the Salary shall be in the sole discretion of the Compensation Committee.
(b) Incentive Bonus. Executive shall be entitled to receive such cash incentives as the Compensation Committee and Board of Directors establishes for executives of the Company. Executive shall also be eligible to receive from Company such other annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Company.
(c) Vacation. Executive shall be entitled to four (4) weeks paid vacation per year. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, a maximum of ten days accrued vacation not taken in any calendar year shall be carried forward and may be used in the next subsequent calendar year. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Company and Executive.
(d) Insurance Benefits. Company shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Company for its full-time, salaried Executives.
(e) Car Allowance. The Executive will be paid a $1,000 per month car allowance during the term of this Agreement.
Section 6. Expenses. The parties recognize and anticipate that in connection with the services to be performed by Executive pursuant to the terms of this Agreement, Executive may incur and be required to make payments for travel, entertainment of business associates and similar expenses. Company shall reimburse Executive for all reasonable expenses of types authorized by Company and incurred by Executive in the performance of his duties hereunder, consistent with past practices. Executive shall comply with such reporting requirements with respect to expenses as Company may establish from time to time.

Section 7. Termination.
(a) General. Executive’s employment hereunder shall commence on the Effective Date and continue until the end of the term specified in Section 4, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:
(i) Death or Disability. Upon the death of Executive during the term of his employment hereunder; or, at the option of Company, in the event of Executive’s Disability, upon 30 days’ notice to Executive.
(ii) For Cause. For “Cause” immediately upon written notice by Company to Executive. A termination for Cause shall mean a termination because of: (i) an act of material dishonesty, fraud, misrepresentation, misappropriation, or embezzlement by Executive involving the Company or its property or employees; (ii) Executive’s unauthorized, material and intentional or grossly negligent use or disclosure of any confidential information or trade secrets of the Company; (iii) any material violation by Executive of a substantive law or regulation applicable to the Company’s business, which violation, in the sole but reasonable discretion of the Board of Directors, does or is reasonably like to cause material injury to the Company; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to a felony or any other crime which involves moral turpitude; (v) Executive’s continued failure, in the sole but reasonable discretion of the Board of Directors, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from Executive’s Disability), or to follow the directives of the Board of Directors, after written notice from the Company identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure; (vi) gross negligence or willful misconduct in the performance of Executive’s duties; or (vii) a material and willful breach of Executive’s fiduciary duties to the Company.
(iii) Without Cause. Without Cause upon notice by the Board of Directors to Executive or upon notice by Executive to the Board of Directors if Executive’s employment has been terminated by Constructive Termination.
(iv) Resignation. Resignation by the Executive.
(b) Separation Pay.
(i ) Termination Upon Death or Disability For Cause or by Resignation. Executive shall not be entitled to any separation pay or other compensation upon termination of his employment pursuant to Section 7(a)(i), (ii) or (iv) except for his Salary and any incentive compensation earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination all of which shall be paid to the Executive within 30 days of the date of termination.

(ii) Termination Without Cause. In the event Executive’s employment hereunder is terminated pursuant to Section 7(a)(iii), Company shall pay Executive Separation Payments as Executive’s sole remedy in connection with such termination. “Separation Payments” are payments made at the semi-monthly rate of Executive’s then current salary, including car allowance, in effect immediately preceding the date of termination. Separation Payments shall be paid by Company in equal semi-monthly payments in arrears or in accordance with its then-current normal payroll procedure for the duration of the Separation Payment Period. Company shall also pay Executive his Salary and any incentive bonus compensation earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, all of which shall be paid to the Executive within 30 days of the date of termination. In addition, Executive and/or his or her qualified beneficiaries shall continue to receive health benefits and coverage under the Company’s group health care plan or such other equivalent health coverage Executive may agree. Such coverage shall be provided on the foregoing terms for the duration of the Separation Payment Period.
(c) Section 409A Matters.
(i) Section 409A Limits on Payments to Specified Employees. Notwithstanding any other provision of the Agreement to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Executive’s “separation from service,” as defined in Section 409A of the Code, until the later of the date prescribed for payment in this Agreement and the 1st day of the 7th calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive). Any such benefit or payment payable pursuant to this Agreement within the period described in the immediately preceding sentence will accrue and will be payable in a lump sum cash payment, without interest, on the payment date set forth in the immediately preceding sentence.
(ii) References to termination. All references in this Agreement to the termination of Executive’s employment with Company shall mean and shall be deemed to occur if and when a termination of employment that constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder has occurred.

(iii) Special rules for reimbursements. To the extent that any amount or benefit hereunder is includable in gross income for federal income tax purposes and constitutes or is treated hereunder as a reimbursement received or to be received by Executive, such reimbursement shall be administered consistently with the following additional requirements as set forth in Treas. Reg. §1.409A-3(i)(1)(iv): (1) Executive’s eligibility for or receipt of benefits or reimbursements in one year will not affect Executive’s eligibility for or the amount of benefits or reimbursements in any other year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, (3) Executive’s right to benefits or reimbursement is not subject to liquidation or exchange for another benefit, and (4) the right to reimbursement of expenses incurred or to the provision of benefits in kind shall terminate one year from the Executive’s termination of employment.
(iv) Constructive Termination. The Company and the Executive acknowledge and agree that the definitions of Good Reason and Constructive Termination and the provisions of this Agreement relating thereto are intended to comply, and shall be interpreted and administered so as to comply, with the requirements of Treas. Reg. §1.409A-1(n)(2)(i).
Section 8. Inventions; Assignment.
(a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Company, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Company (“Inventions”), shall be the exclusive property of Company. Executive shall promptly disclose all Inventions to Company, shall execute at the request of Company any assignments or other documents Company may deem necessary to protect or perfect its rights therein, and shall assist Company, at Company’s expense, in obtaining, defending and enforcing Company’s rights therein. Executive hereby appoints Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Company to protect or perfect its rights to any Inventions.
(b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Executive hereby assigns and transfers to Company the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Company’s name in such countries as may be determined solely by Company. Executive shall communicate to Company all facts known to Executive relating to the Inventions and shall cooperate with Company’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Company and in connection with obtaining, maintaining and protecting Company’s exclusive patent rights in the Inventions.

(c) Successors and Assigns. Executive’s obligations under this Section 8 shall inure to the benefit of Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Company in the Inventions. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor to all or substantially all of the Company’s business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor had taken place.
Section 9. Confidential Information.
(a) Acknowledgment of Proprietary Interest. Executive acknowledges the proprietary interest of Company in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Company. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Company.
(b) Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of Company, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Company and (xi) all information related to the business, products, purchases or sales of Company or any of its suppliers and customers, other than information that is publicly available.
(c) Covenant Not To Divulge Confidential Information. Company is entitled to prevent the disclosure of Confidential Information. Company agrees to and has provided Confidential Information to Executive since Executive’s employment with the Company and Executive acknowledges and agrees that, during the course of his employment, Executive will be exposed to, have access to, and gain knowledge of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Company, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, the Confidential Information, without the prior written consent of Company.
(d) Return of Materials. In the event of any termination or cessation of his employment with Company for any reason, or request by the Company at anytime, Executive shall promptly deliver to Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

Section 10. Noncompetition.
(a) Until termination of Executive’s employment hereunder, Executive shall not do any of the following:
(i) engage directly or indirectly, alone or as a shareholder, partner, director, officer, executive of or consultant to any other business organization, in any business activities that:
(1) relate to the oil and gas drilling services industry (the “Designated Industry”); or
(2) were either conducted by Company prior to the termination of Executive’s employment hereunder or proposed to be conducted by Company at the time of such termination;
(ii) approach any customer or supplier of Company in an attempt to divert it to any competitor of Company in the Designated Industry; or
(iii) solicit or encourage any employee or Executive of Company to end his relationship with Company or commence any such relationship with any competitor of Company.
(b) Executive’s noncompetition obligations hereunder shall not preclude Executive from owning less than five percent of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
Section 11. General.
(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):
If to Company, to:
c/o Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attention: General Counsel
If to Executive, to the last address for Executive appearing on the Company’s records

(b) Withholding. All payments required to be made to Executive by Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.
(c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive or Company of his or its obligations hereunder, Company shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.
(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(e) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(g) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
(h) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

(i) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Company. This Agreement may be assigned by the Company to any successor to all or substantially all of the Company’s business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. The Company will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive’s estate. This Agreement is not otherwise assignable by Executive.
(j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.
(k) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.
(l) Venue. Any dispute between Executive and Company that arises out of or concerns, in whole or in part, this Agreement or the employment relationship between Executive and Company shall be exclusively resolved in a federal or state court located in Harris County, Texas. To the extent necessary, Executive and Company agree to submit to the jurisdiction of such courts, and to waive any objection to such jurisdiction or venue.
(m) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.
[signature page follows]

EXECUTED August 11, 2010, and effective as of the date and year first above written.

ALLIS-CHALMERS ENERGY INC.

By	/s/ Theodore F. Pound III
Theodore F. Pound III
General Counsel & Secretary

EXECUTIVE

/s/ Victor M. Perez

Victor M. Perez